Exhibit 99.1

             Zale Announces Fourth Quarter Sales and Special Charge

    DALLAS--(BUSINESS WIRE)--Aug. 3, 2006--Zale Corporation
(NYSE:ZLC):

    --  3.5% Comparable Store Sales Increase

    --  Company to Record Estimated $38 Million to $40 Million Pre-Tax
        Charge

    Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today reported that for the fourth quarter ended July 31, 2006, comparable store sales increased 3.5%. Total revenues for the fourth quarter were $490 million compared to last year's total revenues of $472 million, an increase of 3.7%.
    For the full fiscal year, total revenues increased 2.3% to $2.438 billion, compared to $2.383 billion for the prior fiscal year. Total revenues include $24 million this year and $50 million last year from certain Bailey Banks & Biddle stores which were closed in January of this year. Excluding these closed stores, total revenues were $2.414 billion, compared to $2.333 billion last year, an increase of 3.5%. Comparable store sales, which do not include these stores, increased 1.6% for the full year.
    The Company also announced it would record a pre-tax, largely non-cash charge of approximately $38 million to $40 million in the fourth quarter, or approximately $0.50 to $0.52 per share. The charge primarily consists of:

    1. Inventory markdowns of $26 million to $27 million, of which over half relates to the Zales brand and reflects the recent decision to accelerate the clearance of previously discontinued assortments. The inventory charge also includes discontinued styles at Bailey Banks & Biddle as well as a residual amount related to the closed Bailey Banks & Biddle stores.

    2. Write-off of capital investments of approximately $5 million for an information technology initiative that the Company has determined does not meet the needs of the business.

    3. An asset impairment charge of approximately $4 million relating to certain test stores in the Gordon's and Zales brands as well as discontinued retail repair operations.

    Including the fourth quarter charge, the estimated loss per share is expected to be $0.48 to $0.52 compared to prior guidance of $0.00 to $0.02 earnings per diluted share.
    Zale Corporation will announce its complete fourth quarter and fiscal year 2006 earnings results on August 31, 2006. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.

    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,345 retail locations throughout the United States, Canada and Puerto Rico. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's results of operations, including earnings guidance for the fourth quarter of fiscal year 2006, and accelerated markdown expectations. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: we have not yet completed closing our books for the fourth quarter (and closing processes could impact some of the estimates that we are relying upon) and we have not yet finalized the amounts of the accelerated markdowns. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2005. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: Zale Corporation
             David H. Sternblitz
             Vice President and Treasurer
             972-580-5047